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                                                                    Exhibit 10.2

                               BENEFITS AGREEMENT


                  THIS BENEFITS AGREEMENT ("Agreement") dated as of June 30, 2000 is by and between AutoNation, Inc., a Delaware corporation (together with its successors and permitted assigns, "AutoNation"), and ANC Rental Corporation, a Delaware corporation (together with its successors and permitted assigns, "ANC").

                                    RECITALS

                  WHEREAS, ANC is presently a wholly-owned subsidiary of AutoNation.

                  WHEREAS, the Board of Directors of AutoNation has determined that it is in the best interest of AutoNation (i) to separate AutoNation's automotive rental businesses and operations (the "Automotive Rental Business") from AutoNation's other businesses and operations and (ii) to distribute to AutoNation's stockholders on a tax-free basis all of the outstanding shares of ANC's common stock (the "Distribution");

                  WHEREAS, AutoNation and ANC have entered into a Separation and Distribution Agreement dated as of June 30, 2000 (the "Distribution Agreement") which contemplates the Distribution and the execution and delivery of this Agreement;

                  WHEREAS, this Agreement sets forth certain matters regarding the treatment of employee benefits as a result of, and in connection with, the Distribution.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  As used herein, the following terms have the following meanings:


                  1.01 "Acquired Plans" means the pension and savings plans listed on Schedule A which are sponsored and maintained by ANC or a member of the ANC Group.

                  1.02 "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding, or investigation by or before any federal, state, local, foreign, or international Governmental Authority, or any arbitration or mediation tribunal or any demand, action, suit, countersuit or assertion of any claim by a third party.

                  1.03  "Active ANC Employee" means:

                  (a) Any person who is employed in the ANC Business on or after January 1, 2000, including any employee of the ANC Business who is absent from work on January 1, 2000 on account of sick leave, short-term disability, leave of absence, or otherwise, and including any former employee of the ANC Business who is receiving severance payments on January 1, 2000;

                  (b) Any corporate staff employee of the AutoNation Group who is designated by ANC and AutoNation as an employee to whom ANC will offer employment as of the Effective Date and who accepts such offer; and



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                  (c) Any employee of the ANC Business as of January 1, 2000 who is determined to have incurred a long-term disability on or after January 1, 2000. The term "Active ANC Employee" shall not include an employee who is determined before January 1, 2000 to have incurred a long-term disability.

                  1.04  "ANC Business" means:

                  (a) the Automotive Rental Business, including without limitation, the business and operations of ANC and its present or former subsidiaries or any other member of the ANC Group, consisting principally of all operations conducted under the name of Alamo, National, or CarTemps USA, including the rental of automobiles, trucks, and other vehicles in the daily rental or replacement market; and

                  (b) any terminated, divested, or discontinued businesses or operations that, at the time of termination, divestiture, or discontinuance, primarily related to the Automotive Rental Business as then conducted.

                  1.05 "ANC Group" means ANC, its subsidiaries and any subsidiary or division of any member of the AutoNation Group that is operated under the direct or indirect control of ANC immediately after the Distribution Date and is included in the results of ANC for internal financial reporting purposes.

                  1.06 "ANC Indemnitees" means each member of the ANC Group, and each of their respective directors, officers, employees, and agents, and each of the heirs, executors, successors, and assigns of any of the foregoing.

                  1.07 "Ancillary Agreements" means the Transitional Services Agreement (as defined in the Distribution Agreement), the Tax Sharing Agreement (as defined in the Distribution Agreement), the Guarantee Agreement, and such additional agreements between AutoNation and ANC and other related documents as may be necessary to complete the Distribution.

                  1.08 "Automotive Rental Business" is defined in the recital of this Agreement.

                  1.09 "AutoNation Group" means AutoNation, Inc. and its subsidiaries and any subsidiary or division of any member of the AutoNation Group that is operated under the direct or indirect control of AutoNation, excluding any member of the ANC Group.

                  1.10 "AutoNation Indemnitees" means each member of the AutoNation Group, and each of their respective directors, officers, employees, and agents, and each of the heirs, executors, successors, and assigns of any of the foregoing.

                  1.11 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.12 "Distribution" is defined in the recitals of this Agreement.

                  1.13 "Distribution Agreement" is defined in the recitals of this Agreement.

                  1.14 "Distribution Date" means the date on which the Distribution occurs, as determined under the Distribution Agreement.

                  1.15 "Effective Date" means June 30, 2000.





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                  1.16 "Employee Liabilities" means all wages, salaries,
pension, incentive compensation, severance pay, workers compensation, and any taxes, liabilities, obligations and Actions related thereto and Welfare Claims.

                  1.17 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  1.18 "Former ANC Employee" means any former employee of the ANC Business as of January 1, 2000 (including, without limitation, an employee of the ANC Business who retired or otherwise terminated employment before January 1, 2000) whose last day of active employment was with the ANC Business and who is not an Active ANC Employee.

                  1.19 "401(k) Plan" means the AutoNation 401(k) Plan.

                  1.20 "Governmental Authority" means any federal, state, local, foreign, or internal court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

                  1.21 "Holding Plan" means the National Car System, Inc. Republic Holding Plan.

                  1.22 "Stock Option Plans" means AutoNation's stock option plans listed on Schedule B.

                  1.23 "Welfare Claims" means employee health (including, without limitation, medical and dental), life insurance (including, without limitation, disability waiver of premium claims), short-term disability claims, long-term disability claims, and any other welfare benefit claims, and any taxes, expenses, Actions or other liabilities related thereto.


                                   ARTICLE II
                     EMPLOYEES AND ALLOCATION OF LIABILITIES

                  2.01 Allocation of Employee Liabilities. As of the Effective Date, ANC shall assume, retain and be liable for all Employee Liabilities with respect to Active ANC Employees, except as specifically provided otherwise in this Agreement. ANC shall assume, retain and be liable for Employee Liabilities with respect to Former ANC Employees only as provided in this Agreement, except that if any Employee Liability arises with respect to an Active or Former ANC Employee that is not covered in this Agreement, ANC shall be liable for such Employee Liability.

                  2.02 Benefit Plan Coverage. Active ANC Employees shall not continue to be active participants in benefit plans maintained by the AutoNation Group on or after the Effective Date and, instead, shall be eligible to participate in applicable ANC plans, as determined by ANC, as of the Effective Date.

                  2.03 Collective Bargaining Agreements. ANC or a member of the ANC Group shall continue to be liable for any and all obligations under collective bargaining agreements with respect to Active or Former ANC Employees and any and all obligations of the ANC Group to contribute to multiemployer plans (as defined in section 3(37) of ERISA) with respect to Active or Former ANC Employees. On and after the Effective Date, any withdrawal liability obligations, and any expenses or other amounts related thereto, that are payable to any multiemployer plan with respect to Active or Former ANC Employees, regardless of whether such obligations relate to services performed before or after the Effective Date, shall be the sole responsibility of ANC. ANC shall notify the proper union representative of any change to the benefit provisions set forth in the collective bargaining agreements.




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                  2.04 Administration. ANC and AutoNation shall each make its appropriate employees and data regarding employee benefit coverage available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting its employees.



                                   ARTICLE III
                            PENSION AND SAVINGS PLANS


                  3.01  Acquired Plans.

                  (a) ANC (or a member of the ANC Group) shall retain responsibility for all of the expenses, liabilities, obligations and Actions with respect to the Acquired Plans. ANC (or a member of the ANC Group) shall continue to sponsor and maintain each Acquired Plan on and after the Effective Date; provided, however, that nothing herein shall require or be construed to require the maintenance of any Acquired Plan for any specified period of time following the Effective Date.

                  (b) ANC (or a member of ANC Group) shall retain responsibility for any trust or insurance contract established under an Acquired Plan.

                  3.02 Plans to be Transferred to ANC.

                  (a) The portion of the AutoNation 401(k) Plan benefiting Active and Former ANC Employees of the ANC Group and the beneficiaries of such employees, and the assets (including, to the extent applicable, any stock of AutoNation or ANC) and liabilities under the 401(k) Plan and the trust established thereunder attributable to Active and Former Employees of the ANC Group and the beneficiaries of such employees shall be spun off from the 401(k) Plan and merged with and into a savings plan to be established as of the Effective Date or as soon thereafter as reasonably practicable by ANC (or a member of the ANC Group) and the trust established thereunder.

                  (b) As of the Effective Date, the Holding Plan and the trust established thereunder shall be transferred to ANC (or a member of the ANC Group). ANC (or a member of the ANC Group) shall maintain the Holding Plan and the trust established thereunder on and after the Effective Date and shall take all actions necessary to be substituted for AutoNation, in all capacities, with respect to the Holding Plan including, but not limited to, obtaining an IRS letter of determination with respect to the tax qualification status of the Holding Plan and satisfying all ERISA reporting and disclosure requirements; provided that nothing herein shall require or be construed to require the maintenance of the Holding Plan for any specified period of time following the Effective Date. AutoNation shall cease to be the plan sponsor of the Holding Plan as of the Effective Date.

                  3.03 Assumption of Liabilities Upon Transfer of Plan Assets and Assumption of Trusts; Filings.

                  (a) AutoNation shall effectuate the transfer of assets described under Section 3.02(a) as soon as administratively practicable after the Effective Date. As of the date of transfer, the ANC Group shall assume all liabilities in connection with the transferred assets and any Actions related thereto, and the AutoNation Group shall have no further liability with respect to the assets and liabilities that are transferred. As of the Effective Date, AutoNation shall effectuate the transfer of the Holding Plan as described under
Section 3.02(b). As of the Effective Date, the ANC Group shall assume all liabilities in connection with the transfer of the Holding Plan and trust and any Actions related thereto, and the AutoNation Group shall have no further liability with respect to the assets and liabilities




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that are transferred or the plans or trusts that are transferred or assumed. The
AutoNation Group shall have no liability to ANC or any member of the ANC Group with respect to the Acquired Plans, the Holding Plan, or the trusts established thereunder or any matter related thereto. The AutoNation Group shall have no liability with respect to the portion of the 401(k) Plan or the trust established thereunder benefiting Active and Former ANC Employees of the ANC Group and the beneficiaries of such employees.

                  (b) ANC and AutoNation shall make the appropriate filings required under the Code or ERISA in connection with the transfers and assumptions described in this Article III in a timely manner. The parties agree that the transfers and assumptions described in this Article III shall be made in accordance with section 414(1) of the Code.

                  (c) In connection with its continued responsibility for all Actions, obligations and liabilities of the Acquired Plans, ANC (or a member of the ANC Group) shall retain all responsibility, liability, and obligations relating to the termination of, and the distribution of assets from, the Value Rent-A-Car Defined Benefit Plan and the Auto Rental, Inc. Money Purchase Plan.


                                   ARTICLE IV
                           EMPLOYEE STOCK OPTION PLANS

                  4.01  Administration of Stock Options.

                  (a) Each stock option granted under the Stock Option Plans before the Effective Date to an individual who is an Active ANC Employee on the Effective Date shall be administered after the Effective Date in accordance with the provisions of the applicable Stock Option Plan under which the option was granted and/or any agreement relating to such options between AutoNation and Active ANC Employees.

                  (b) After the Effective Date, the human resources department of AutoNation shall administer the options granted before the Effective Date to the Active ANC Employees listed on Schedule C before the Effective Date. For the purposes of allowing AutoNation to administer the options of the Active ANC Employees identified on Schedule C, ANC agrees to provide the human resources department of AutoNation such information as is necessary to administer the options. Such information shall include a monthly report indicating the Active ANC Employees who have terminated employment with the ANC Group during that month. ANC shall also provide a mechanism to verify employment with ANC or a member of the ANC Group on the date that the option is exercised. Merrill Lynch shall perform the services necessary to administer the options granted to Active ANC Employees at a rate of $1,500 per month. ANC shall pay Merrill Lynch directly for the services associated with the administration of the options.


                                    ARTICLE V
                              OTHER EMPLOYEE PLANS

                  5.01  Welfare Benefit Plans.

                  (a) ANC shall be liable for all Welfare Claims that are incurred on or after January 1, 2000 with respect to Active ANC Employees and their beneficiaries and dependents and Former ANC Employees and their beneficiaries and dependents. In addition, ANC shall be liable for all "run-off





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claims," including any run-off claims paid by AutoNation. For purposes of this section 5.01(a), "run-off claims" shall mean all medical, dental and vision claims incurred on or before January 1, 2000 by Active ANC Employees and Former ANC Employees under the health plan maintained by AutoNation which are paid by AutoNation after January 1, 2000. As soon as administratively feasible after the Distribution Date, AutoNation shall transfer to ANC the actuarially required reserves as of the Distribution Date as determined by Aon Consulting for run-off claims attributable to Active ANC Employees and Former ANC Employees. AutoNation shall provide ANC a copy of the report prepared by Aon Consulting as soon as such report is finalized.

                  (b) Except as otherwise provided in this Article V, AutoNation shall be liable for all Welfare Claims that are incurred and paid before January 1, 2000 with respect to Active ANC Employees and their beneficiaries and dependents and Former ANC Employees and their beneficiaries and dependents.

                  (c) If either party pays any Welfare Claims that are a liability of the other party, the responsible party shall reimburse the paying party for all such payments within 30 days of receipt of proper documentation of such payment.

                  (d) For purposes of this Section 5.01, a health benefit claim is incurred when the medical services are rendered, and a life insurance claim is incurred when the covered employee dies. A long-term disability shall be deemed to have been incurred on the date the condition causing the disability rendered the employee disabled, as determined by the committee, plan administrator or insurance company making the determination; costs for all long-term disability benefits relating to the claim shall be included in the claim.

                  (e) For purposes of allowing AutoNation to determine health care continuation requirement obligations, if any, under the Code and ERISA, ANC agrees to provide such health care information as is required by AutoNation with respect to the volume and level of coverage under health care plans. ANC shall be liable for any health care continuation obligations under section 4980B of the Code and sections 601 through 608 of ERISA ("COBRA") with respect to Active and Former ANC Employees and persons who are "qualified beneficiaries" (as that term is used in section 4980B of the Code) of such employees (including, without limitation, any such employees and qualified beneficiaries who, as of the Effective Date, are receiving or entitled to receive COBRA benefits under, or with respect to, any plan or contract, and regardless of whether or not the COBRA qualifying event giving rise to such obligation occurs before, on, or after the Effective Date), to the same extent as ANC is liable for the underlying health care coverage of the Active or Former ANC Employees pursuant to subsection (a) above.

                  (f) As of the Effective Date, ANC shall assume all of the AutoNation Group's responsibilities with respect to any section 125 plan benefit covering Active ANC Employees and including any flexible spending account plan in which an Active ANC Employee is participating immediately before the Effective Date. ANC (or a member of the ANC Group) shall maintain each flexible spending account plan assumed pursuant to this Section 5.01 and shall take all actions to be substituted for the AutoNation Group, in all capacities, with respect to each assumed flexible spending account plan.

                  (g) Pursuant to subsection (a) above, ANC and its long-term disability plan shall be liable for any long-term disability claims that are incurred on or after January 1, 2000 with respect to Active ANC Employees.

                  (h) The Distribution shall not be considered an event entitling any employee to salary continuation or other severance benefits. Notwithstanding subsection (a) and this subsection (h), ANC shall assume liability for all salary continuation, retirement agreements and other severance benefits that become payable on or after January 1, 2000 with respect to all Active ANC Employees and Former ANC Employees.




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         5.02 Vacation Pay and Similar Items. ANC shall assume or retain liability for all unpaid vacation pay, sick pay, and personal leave accrued by Active ANC Employees and Former ANC Employees.


                                   ARTICLE VI
                                 INDEMNIFICATION

                  6.01 ANC Indemnification of the AutoNation Group. On and after the Effective Date, ANC shall indemnify, defend, and hold harmless the AutoNation Indemnitees from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses in connection with any and all Actions or threatened Actions) incurred or suffered by any of the AutoNation Indemnitees and arising out of, or due to the failure of, ANC or any member of the ANC Group to pay, perform, or otherwise discharge, any of the employee benefit liabilities and obligations assumed or retained, and agreements made, by ANC pursuant to this Agreement.

                  6.02 AutoNation Indemnification of ANC Group. On and after the Effective Date, AutoNation shall indemnify, defend, and hold harmless the ANC Indemnitees from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses in connection with any and all Actions or threatened Actions) incurred or suffered by any of the ANC Indemnitees and arising out of, or due to the failure of, AutoNation or any member of the AutoNation Group to pay, perform, or otherwise discharge, any of the employee benefit liabilities and obligations assumed or retained, and agreements made, by AutoNation pursuant to this Agreement.

                  6.03 Insurance and Third Party Obligations. No insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.


                                   ARTICLE VII
                           INDEMNIFICATION PROCEDURES

                  7.01 Procedures for Indemnification. The procedures for indemnification are identical to those set forth in Article IV of the Distribution Agreement, which indemnification procedures are hereby incorporated by this reference.


                                  ARTICLE VIII
                                  MISCELLANEOUS

                  8.01 Notices. All notices and communications under this Agreement shall be in writing and any communications or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

                  If to AutoNation, to:

                  AutoNation, Inc.
                  110 SE 6th Street
                  Fort Lauderdale, FL  33301
                  Attention: General Counsel






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                  With a copy to: Senior Vice President, Human Resources

                  If to ANC, to:

                  ANC Rental Corporation
                  200 South Andrews Avenue
                  Fort Lauderdale, FL 33301
                  Attention:  Senior Vice President, Human Resources

Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

                  8.02 Amendment and Waiver. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

                  8.03 Entire Agreement. This Agreement, together with the Distribution Agreement and the Ancillary Agreements referred to therein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Distribution Agreement or any Ancillary Agreement, the provisions of this Agreement shall prevail.

                  8.04 Parties in Interest. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the AutoNation Group and the ANC Group, and the AutoNation Indemnitees and ANC Indemnitees under Articles VI and VII hereof.

                  8.05 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof. To the extent that either party is obligated to deliver shares of the other party in satisfaction of obligations under employee or director benefit plans or other arrangements, including, without limitation, savings plans, stock option plans, stock purchase plans and bonus and incentive plans, the party whose shares are required for such purpose shall make such shares available from authorized but unissued shares or treasury shares on such terms as may be appropriate to the transaction.



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                  8.06 Severability. The provisions of this Agreement are
severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not part hereof.

                  8.07 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida, without regard to the conflicts of law rules of such state.

                  8.08 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

                  8.09 Disputes. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties shall be exclusively governed by and settled in accordance with provisions identical to those set forth in the Distribution Agreement, which provisions are hereby incorporated by this reference.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                               AutoNation, Inc.



                                               By: /s/ Howard Paul Sills
                                                  ----------------------------
                                                  Name: Howard P. Sills
                                                  Title: Vice President


                                               ANC Rental Corporation

                                               By: /s/ Howard D. Schwartz
                                                  ----------------------------
                                                  Name: Howard D. Schwartz
                                                  Title: Senior Vice President





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